EMPLOYEE OPTION AWARD AGREEMENT
Non-Qualified and Incentive Stock Options
Pursuant to
THE BOMBAY COMPANY, INC.
2006 EMPLOYEE STOCK INCENTIVE PLAN

This Employee Option Award Agreement (the “Agreement”) is made this ___ day of _____________, _____ between THE BOMBAY COMPANY, INC., a Delaware corporation (the “Company”), and ____________________, an employee of the Company or one of its Affiliates ( “Employee”).

WHEREAS, the Company desires to carry out the purposes of The Bombay Company, Inc. 2006 Employee Stock Incentive Plan (the “Plan”) by affording Employee the opportunity to purchase shares of the Company’s common stock, $1.00 par value per share (the “Shares”);

WHEREAS, the Plan is administered by the Compensation and Human Resources Committee (the “Committee”) of the Company’s Board of Directors (the “Board”); and

WHEREAS, the Committee has selected Employee to participate in the Plan by the grant of an option;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.  Grant of Option. The Company hereby grants to Employee the right and option (the “Option”) to purchase an aggregate of _______ Shares, such number of Shares being subject to adjustment as provided in paragraph 8 hereof, and on the terms and conditions herein set forth (the “Option Shares”). Of the Options granted pursuant to this Agreement, Options for _______ shares (the “ISO Shares”) are granted as an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and Options for ______ shares (the “NQSO Shares”) are granted as a Nonqualified Stock Option.

2. Purchase Price. The purchase price of the Option Shares shall be $_____ per Share, such purchase price being 100% of the fair market value of such Shares on the date first appearing above (the “Date of Grant”).

3. Exercise of Option.

A. ISO Shares: Unless expired as provided in paragraph 5 below, and subject to the special provisions of paragraph 6 below, the Option for ISO Shares may be exercised from time to time in whole or in part for not more than 25% of the entire number of ISO Shares at any time after the first anniversary of the Date of Grant, and an additional 25% of the total ISO Shares on each of the three (3) succeeding anniversaries of the Date of Grant.

B. NQSO Shares: Unless expired as provided in paragraph 5 below, and subject to the special provisions of paragraph 6 below, the Option for NQSO Shares may be exercised from time to time in whole or in part for not more than 25% of the entire number of NQSO Shares at any time after the first anniversary of the Date of Grant, and an additional 25% of the total NQSO Shares on each of the three (3) succeeding anniversaries of the Date of Grant.

4. Manner of Exercise; Payment of Purchase Price.

A. Subject to the terms and conditions of this Agreement, the Option shall be exercised by written notice to the Company at its principal office. Such notice shall state the election to exercise the Option and shall specify the number of Option Shares sought to be purchased pursuant to the notice including whether such Option Shares are ISO Shares or NQSO Shares. Such notice of exercise shall be signed by Employee and shall be irrevocable when given.

B. The notice of exercise shall be accompanied by the full payment of the purchase price for the Option Shares to be purchased in cash, by certified or bank cashiers check, or through satisfactory arrangements for payment by a broker representing Employee in the sale of some or all of the Option Shares. Subject to approval of the Committee, payment of the purchase price may be accomplished by the surrender of stock certificates representing Shares held for a period of not less than six months and having an aggregate fair market value on the date of exercise equal to the purchase price of the Option Shares to be purchased, or by a combination of cash and such Shares.

C. Upon receipt of the purchase price, and subject to the terms of paragraph 11, a certificate representing the Option Shares purchased shall be registered in the name of the person or persons so exercising the Option. In the event the Option shall be exercised pursuant to paragraph 7 by any person or persons other than Employee, such notice shall be accompanied by appropriate proof satisfactory to the Company of the right of such person or persons to exercise the Option. All Shares issued as a result of an exercise of an Option as provided herein shall be fully paid and non-assessable.

D. The payment of withholding tax liability by Employee shall be a condition precedent to the Company’s obligation to issue any certificates for Shares resulting from an exercise of an Option.

5. Exercise and Expiration of Option. This Option, if not exercised, shall expire and become null and void upon the expiration of three (3) months after Employee ceases to be employed by the Company or any of its Affiliates unless such termination shall have been for cause, as determined by the Committee, in which event the Option shall be null and void as of the date of such termination. Notwithstanding the above, if Employee retires from the Company or any of its Affiliates, the Option shall remain exercisable for a period of 36 months following such retirement. “Retirement” shall mean the separation from employment, other than by the Company for cause, after the earlier of (a) completing 15 years of service with the Company or any Subsidiary and attaining age 55 or (b) attaining age 65. In the event of Employee’s death or permanent disability (Employee’s permanent disability shall be established only if Employee is “disabled” as determined in accordance with Section 22(e)(3) of the Code), the Option shall be exercisable for a period of 12 months following such death or disability. Notwithstanding the above, the Option shall, without exception, become null and void once a period of 7 years shall have elapsed since the Date of Grant. Except as provided in paragraph 6 below, only those portions of this Option vested as of the date of termination of Employee’s employment may be exercised.

6. Acceleration of Exercise Dates. Notwithstanding the provisions of Paragraph 3 above relating to the vesting of this Option in installments, this Option shall be 100% vested, until the expiration date provided in paragraph 5 above, for the entire number of Option Shares covered hereby upon the retirement of Employee or any Change of Control of the Company (as defined in the Plan).

7. Option Nontransferable. Unless permitted by law or regulation and approved by the Committee, the Option and any right related thereto shall not be transferable by Employee otherwise than by will or by the laws of descent and distribution and may be exercised during Employee’s lifetime only by Employee. Upon the death of Employee, to the extent exercisable as provided above, the Option may be exercised by Employee’s executor, administrator, legatee or distributee, as the case may be.

8. Adjustments of Shares Subject to Option. If any Shares shall at any time be changed or exchanged by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split, combination of shares or a dividend payable in stock, then the aggregate number of Option Shares subject to this Agreement and the purchase price of such Option Shares shall be automatically adjusted such that Employee’s proportionate interest shall be maintained as before the occurrence of such event. The determination of any such adjustment by the Committee shall be final, binding and conclusive.

9. No Contract for Employment. This Agreement does not constitute a contract for employment and shall not affect the right of the Company to terminate Employee’s employment for any reason whatsoever or for no reason.

10. Rights as Shareholder. This Option shall not entitle Employee or any permitted transferee to any rights of a shareholder of the Company or to any notice of proceedings of the Company with respect to any Option Shares issuable upon exercise of this Option unless and until the Option has been exercised for such Shares.

11. Restriction on Issuance of Shares. The Company shall not be required to issue or deliver any certificates for Shares purchased upon the exercise of an Option prior to the obtaining of any approval from any governmental agency that the Company shall, in its sole discretion, determine to be necessary or advisable, and the completion of any registration or other qualification of such Shares on their offering or sale under any state or federal law, ruling or regulations of any governmental body that the Company shall, in its sole discretion, determine to be necessary or advisable. In addition, if the offering and sale of the Shares reserved for issuance upon exercise of Options shall not then be registered under the Securities Act of 1933, as amended, the Company may, upon Employee’s exercise of any Option, require Employee or his permitted transferee to represent in writing that the Shares being acquired are for investment and not with a view to distribution, and may mark the certificate for the Shares with a legend restricting transfer and may issue stop transfer orders relating to such certificate to the transfer agent.

12. Lapse of Option. This Agreement shall be null and void in the event Employee shall fail to sign and return a counterpart hereof to the Company within thirty (30) days of its delivery to Employee.

13. Confidentiality and Non-Solicitation Restrictions. In consideration of Employee’s receipt of the above stock option grant, Employee agrees as follows:

A. Employee will not use or disclose to any person any confidential information obtained while in the employ of the Company, including, without limitation, any of the Company’s inventions, methods of distribution, vendors, customers or other trade secrets; provided, however, that this provision shall not preclude Employee from use of or disclosure of information known generally to the public or of information not considered confidential by persons engaged in the business conducted by the Company or from disclosure required by law or court order. Upon termination of employment, Employee shall immediately return to the Company all documents, reports, files, memoranda, records, keys and pass cards, software and other physical or personal property which Employee has received or prepared or helped to prepare in connection with his or her employment which is in Employee’s possession or control and Employee agrees not to retain any copies, duplications, reproductions or excerpts thereof.

B. Employee will not now or for a period of one (1) year after Employee’s termination of employment solicit and/or attempt to recruit employees of the Company for employment with any subsequent employer of Employee or such employer’s affiliates or attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of the Company.

C. In the event Employee fails to comply with the provisions of paragraphs A and B above, the Company shall have the right to rescind any exercise or other transaction involving the Options granted pursuant to this Agreement up to six (6) months prior to such failure to comply and for up to two (2) years thereafter. In the event of any such rescission, Employee shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise in such manner and on such terms and conditions as may be required by the Company, and the Company shall be entitled to set off against the amount of any such gain any amount owed to Employee by the Company.

14. Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators, and successors of the parties hereto.

15. Modification. No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties; provided, however, that the Company may change or modify this Agreement without Employee’s consent or signature if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A of the Code or any regulations or other guidance issued thereunder. Notwithstanding the preceding sentence, the Company may amend the Plan and this Agreement to the extent permitted by the Plan.

16. Governing Instrument and Law. This Agreement shall in all respects be governed by the terms and provisions of the Plan, and in the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control. Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings given them in the Plan. This Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict of laws principles.

THE BOMBAY COMPANY, INC.

By:/s/MICHAEL J. VEITENHEIMER
Michael J. Veitenheimer
Sr. Vice President and General Counsel

Accepted and Agreed:

Date: